Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

IPC HOLDINGS, LTD. REPORTS SECOND QUARTER 2007 RESULTS

AND ANNOUNCES APPOINTMENTS OF NEW DIRECTORS

PEMBROKE, BERMUDA, July 25, 2007. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended June 30, 2007 of $28.0 million, or $0.37 per common share, compared to $108.8 million, or $1.50 per common share, for the second quarter of 2006. For the six months ended June 30, 2007 IPC reported net income of $105.2 million, or $1.48 per common share, compared to $171.5 million, or $2.36 per common share, for the first six months of 2006.

	Quarter ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(expressed in thousands of U.S. Dollars, except per share amounts)
NET OPERATING INCOME	$26,104	$104,301	$94,634	$179,562

Net gains (losses) on investments	1,868	4,521	10,545	(8,093)

NET INCOME	$27,972	$108,822	$105,179	$171,469

Preferred dividend	4,378	4,378	8,564	8,612

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$23,594	$104,444	$96,615	$162,857

Basic net income available to common shareholders, per common share	$0.37	$1.64	$1.52	$2.56
Diluted net income per common share	$0.37	$1.50	$1.48	$2.36

Net operating income per common share (diluted)	$0.41	$1.44	$1.33	$2.47

Weighted average number of common shares – basic	63,194,240	63,630,224	63,445,797	63,621,492
Weighted average number of common shares – diluted	63,210,001	72,635,057	70,979,971	72,626,599

Non-GAAP Financial Measures:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the “Company”) has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. “Net operating income” and its per share equivalent, as used herein, differ from “net income” and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income is a common performance measurement which, as calculated by the Company, corresponds to net income excluding net gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC’s overall financial performance.

Results of Operations:

For the quarter ended June 30, 2007, our net operating income was $26.1 million, or $0.41 per common share, compared to $104.3 million, or $1.44 per common share for the second quarter of 2006. For the six months ended June 30, 2007, our net operating income was $94.6 million, or $1.33 per common share, compared to $179.6 million, or $2.47 per common share, for the corresponding period in 2006. Please note that our “weighted average number of common shares – diluted” for the quarter ended June 30, 2007 does not contain the effect of the preferred share conversion as this would be anti-dilutive for GAAP purposes.

President and Chief Executive Officer Jim Bryce commented: “2007 continues to provide us with a number of challenges, including a growing number of medium severity catastrophe events around the globe. The most recent events in Australia and the U.K. are unusual inasmuch as flooding has not been a significant cause of loss in these territories for a very long time, and yet these events have resulted in some of the largest losses ever experienced there. The fact that the modelling tool is not generally available for the peril of flood has added difficulty to the loss estimation process. The silver lining to these clouds is that the size of these events should result in positive pressure being put on rates in the affected areas. However, since negotiations for July 1 renewals had been mostly concluded by the time these events took place, there will be little impact until the January 1, 2008 renewals. Terms and conditions for U.S. business remained healthy through the July 1 renewal period, despite concerns regarding the impact of changes to legislation in Florida earlier this year. It remains to be seen what impact a windstorm making landfall in Florida might have on market conditions there. Outside of the U.S., the U.K. and Australia, we expect pricing to continue to be under pressure, with single digit/low double digit reductions the norm. Overall, market conditions are still healthy.”

In the quarter ended June 30, 2007, we wrote gross premiums of $109.3 million, compared to $120.3 million in the second quarter of 2006. We wrote premiums in respect of new business totaling $4.1 million; however premiums from existing business were approximately $6.7 million less in the second quarter of 2007 in comparison to the second quarter of 2006, mostly due to program re-structuring. Business which was not renewed because of unsatisfactory terms and conditions, or because the cedant did not purchase the protection, totaled approximately $6.7 million. Excess of loss premium adjustments, which are adjustments generally arising from differences between cedants’ actual exposure base and their original estimates thereof, were $3.1 million less in the quarter ended June 30, 2007 in comparison to the second quarter of 2006. Reinstatement premiums in the second quarter of 2007 were $1.2 million higher than in the second quarter of 2006, primarily due to accruals for reinstatement premiums resulting from anticipated claims from the U.K. floods, offset in part by a reduction in reinstatement premiums for prior year events where estimated ultimate losses have reduced, as noted below. For the six months ended June 30, 2007, we wrote gross premiums of $345.5 million, compared to $355.9 million for the corresponding period of 2006. The effect of changes to business written for existing clients, including pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, was an increase of $21.5 million. Business which was not renewed in the six months ended June 30, 2007 totalled $59.5 million, which was only partly offset by new business totaling $18.0 million during the same period. Excess of loss premium adjustments were $2.9 million less in the first six months of 2007 compared to the corresponding period of 2006, while reinstatement premiums were $12.5 million more in the first six months of 2007 in comparison with the first six months of 2006, mostly due to accruals resulting from anticipated claims from U.K. floods and windstorm Kyrill.

In the second quarter of 2007, we ceded $7.1 million of premiums to our retrocessional facilities, compared with $7.0 million for the quarter ended June 30, 2006. The actual contracts ceded are at IPC’s underwriters’ judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter. In addition, a proportion of reinstatement premiums accrued as a result of U.K. flood losses, in the amount of $1.6 million, were also ceded for those contracts where we had benefitted from retrocessional recoveries. In the first six months of 2007, we ceded $14.7 million to our retrocessional facilities, compared to $15.4 million ceded in the first six months of 2006.

Net premiums earned in the quarter ended June 30, 2007 were $98.8 million, compared to $100.8 million in the second quarter of 2006. For the six months ended June 30, 2007, earned premiums were $203.5 million, compared to $187.7 million in the first six months of 2006, an increase of 8%, which was mostly due to the impact of increased reinstatement premiums as a result of increased loss activity in the period.

We earned net investment income of $31.9 million in the quarter ended June 30, 2007, compared to $31.1 million in the second quarter of 2006. In the second quarter of 2007 we received dividends of $6.7 million from our investments in equity funds and a fund of hedge funds, compared to dividends of $7.3 million received from these investments in the second quarter of 2006. In addition, we also benefitted from an increase in the average yield of our fixed income investment portfolio. For the six months ended June 30, 2007 we earned net investment income of $65.0 million, compared to $55.7 million in the corresponding period in 2006. We received dividends of $14.6 million for the investments noted above, compared to $9.4 million in dividends in the corresponding period of 2006.

We recognized a net gain of $1.9 million from investments in the quarter ended June 30, 2007, compared to $4.5 million in the second quarter of 2006. As discussed in our first quarter, 2007 earnings press release, effective January 1, 2007 we early-adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, with respect to our investment portfolio. As a result, all unrealized gains and losses in our investment portfolio were reclassified from accumulated other comprehensive income within shareholders’ equity on our consolidated balance sheets, to retained earnings as of January 1, 2007. Further, all subsequent changes to the fair value of our investment portfolio are recorded as net gains (losses) on investments in our consolidated statements of income. In June 2006, we sold our investment in an equity fund with attributes similar to those of the S & P 500 Index, realizing a $27.8 million gain. However, realized losses in the second quarter of 2006 included a write-down of $18.0 million in the cost basis of certain fixed income securities where management had determined there had been a decline in value which was other than temporary.

For the six months ended June 30, 2007 there was a net gain from investments of $10.5 million, compared to a net loss from investments of $(8.1) million in the first six months of 2006. In addition to the gain realized from the equity fund sale described above, net realized losses in the first six months of 2006 included a write-down of $25.7 million for other-than-temporary impairment.

In the quarter ended June 30, 2007, we incurred net losses and loss adjustment expenses of $87.2 million, compared to $13.4 million in the second quarter of 2006. Net incurred losses in the second quarter of 2007 included $62.6 million with respect to the flooding which impacted parts of northern England in June of this year, and $50.1 million with respect to the storm and subsequent flooding which affected parts of New South Wales, Australia in early June 2007. These losses were offset in part by reductions to reserves for prior events totaling $26.0 million, the largest component of which was a reduction of $16.0 million to our estimate of ultimate loss from hurricane Katrina. Complexity resulting from the ongoing floods in several areas of England introduces additional uncertainty to the normally difficult process of estimating catastrophe losses. The resulting impact on claims adjusting (including allocation of claims to the multiple events because of the time periods covered and the effect of demand surge on the cost of building materials, labour and additional living expenses), is likely to cause delays to the timing with which we are notified of loss estimates by ceding companies. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was 88.2% for the quarter ended June 30, 2007, compared to 13.3% for the second quarter of 2006. In the six months ended June 30, 2007, we incurred net losses and loss adjustment expenses of $140.2 million, compared to $35.5 million in the first six months of 2006. In addition to the events noted above, we incurred net losses of $46 million from windstorm Kyrill, which swept across northern Europe in late January 2007. Incurred losses in the first six months of 2006 included claims from cyclone Larry, which struck Queensland, Australia in March 2006, in the amount of $8 million. The balance of the incurred losses in the first six months of 2006 related to development from the major windstorms of 2005 ($17 million), two accidents which occurred in 2005—an explosion which occurred in the U.K. in December 2005, and a train wreck and associated chemical spill which took place in S. Carolina in January 2005 (combined amount $7.3 million)—and reserves established for pro rata treaty business. Our loss ratio was 68.8% for the first six months of 2007, compared to 18.9% for the first six months of 2006.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business were $10.4 million for the quarter ended June 30, 2007, compared to $9.0 million in the second quarter of 2006. These costs have increased disproportionately to earned premiums as a result of an increase to our accrual for profit commissions payable to cedants for prior year business, in particular relating to several pro rata treaties where estimated losses have been reduced. In the first six months of 2007, net acquisition costs amounted to $20.6 million, compared to $17.8 million for the corresponding period of 2006. In addition to the cost increase described above, acquisition costs have also increased because earned premiums have increased. General and administrative expenses were $6.8 million in the quarter ended June 30, 2007, compared to $8.8 million in the second quarter of 2006. The primary area of decrease was administrative service fee expense, which was $1.8 million less in the second quarter of 2007 compared to the second quarter of 2006. In addition there were reductions in bank charges, letter of credit and credit facility fees, and legal fees, offset in part by an increase in salaries and other compensation. For the six months ended June 30, 2007, general and administrative expenses were $14.0 million, compared to $15.1 million in the first six months of 2006. The reasons for the decrease are as described above, in particular the reduction in administrative service fees, which were $3.6 million less for the six months ended June 30, 2007, than for the corresponding period of 2006, as a result of amendments made to the Administrative Service agreement which were effective July 1, 2006. This reduction was mostly offset by the increase in salaries and compensation, but complemented by reductions in bank charges, letter of credit and credit facility fees, and legal fees.

Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 17.5% for the second quarter of 2007, compared to 17.7% for the second quarter of 2006. For the six months ended June 30, 2007 our expense ratio was 17.0%, compared to 17.6% for the corresponding period of 2006.

On July 25, 2007 the Board of Directors declared a quarterly dividend of $0.20 per common share, payable on September 20, 2007, to shareholders of record on September 4, 2007. In addition, the Board of Directors declared a preferred dividend of $0.475781 per Series A Mandatory Convertible preferred share, payable on August 15, 2007 to preferred shareholders of record on August 1, 2007.

Retirement and Appointment of Directors

On July 25, 2007, Dr. the Honourable Clarence James announced his retirement from the Board of Directors of IPC Holdings and associated companies, with immediate effect. Dr. James had served as a director of IPC since February 1996. Also on July 25, 2007, two new directors were appointed to the Board: Mr. Mark Bridges, currently President of Rosemont Re and formerly a partner at KPMG, and Mr. Anthony Joaquin, formerly a partner at Ernst & Young. IPC’s Chairman, Mr. Frank Mutch, thanked Dr. James for his many years of service and contributions to IPC, and welcomed the new directors.

Conference Call

Our management will be holding a conference call to discuss these results at 8:30 a.m. EDT tomorrow, July 26, 2007. To participate, call 1-800-909 5202; the conference ID is IPC. This conference call will be broadcast simultaneously on the internet and can be accessed from our website at www.ipcre.bm, under the ‘News’ / ‘Webcasts’ section, and a replay of the call will also be available at this site from 10:30 a.m. EDT time until 12:00 midnight EDT time on Thursday, August 2, 2007.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (f) other factors set forth in our most recent reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or
John Weale, Senior Vice President and Chief Financial Officer

	Telephone:	441-298-5100

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars, except for per share amounts)

	As of June 30, 2007	As of December 31, 2006
	(unaudited)
ASSETS:

Fixed maturity investments, at fair value	$1,774,705	$1,819,561
Equity investments, at fair value	625,865	577,549
Cash and cash equivalents	35,948	88,415
Reinsurance premiums receivable	219,208	113,811
Deferred premiums ceded	7,973	2,823
Losses and loss adjustment expenses recoverable	25,572	1,989
Accrued investment income	28,243	28,469
Deferred acquisition costs	22,876	9,551
Prepaid expenses and other assets	4,429	3,261

TOTAL ASSETS	$2,744,819	$2,645,429

LIABILITIES:

Reserve for losses and loss adjustment expenses	$536,019	$548,627
Unearned premiums	212,441	80,043
Reinsurance premiums payable	9,889	4,680
Deferred fees and commissions	1,347	1,150
Accounts payable and accrued liabilities	19,693	19,974

TOTAL LIABILITIES	779,389	654,474

SHAREHOLDERS’ EQUITY:

Share capital:
Common shares outstanding, par value U.S.$0.01	607	637
Mandatory convertible preferred shares, par value U.S.$0.01	90	90
Additional paid-in capital	1,403,434	1,474,092
Retained earnings	561,985	388,826
Accumulated other comprehensive income	(686)	127,310

TOTAL SHAREHOLDERS’ EQUITY	1,965,430	1,990,955

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,744,819	$2,645,429

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars)

	Quarter ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:

Gross premiums written	$109,259	$120,325	$345,502	$355,918
Premiums ceded	(7,062)	(6,964)	(14,718)	(15,389)

Net premiums written	102,197	113,361	330,784	340,529
Change in unearned premium reserve, net	(3,348)	(12,591)	(127,248)	(152,816)

Net premiums earned	98,849	100,770	203,536	187,713
Net investment income	31,904	31,064	65,014	55,668
Net gains (losses) on investments	1,868	4,521	10,545	(8,093)
Other income	261	925	887	1,762

	132,882	137,280	279,982	237,050

EXPENSES:

Net losses and loss adjustment expenses	87,210	13,387	140,163	35,483
Net acquisition costs	10,437	9,043	20,585	17,832
General and administrative expenses	6,799	8,772	13,958	15,121
Net exchange loss (gain)	464	(2,744)	97	(2,855)

	104,910	28,458	174,803	65,581

NET INCOME	$27,972	$108,822	$105,179	$171,469

Preferred dividend	4,378	4,378	8,564	8,612

NET INCOME Available to Common Shareholders	$23,594	$104,444	$96,615	$162,857

Loss and loss expense ratio (1)	88.2%	13.3%	68.8%	18.9%
Expense ratio (2)	17.5%	17.7%	17.0%	17.6%
Combined ratio (Sum of 1 + 2)	105.7%	31.0%	85.8%	36.5%